AGREEMENT AND PLAN OF MERGERby and among:ACX Technologies, Inc.,a Nevada Corporation;and

Novation Holdings, Inc.,a Florida Corporation;Effective as of September 5, 2014

1

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS

1

ARTICLE II. THE MERGER

6

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF COMPANY

8

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

16

ARTICLE V. CERTAIN COVENANTS OF THE PARTIES

15

ARTICLE VI. ADDITIONAL AGREEMENTS

16

ARTICLE VII. CONDITIONS PRECEDENT

16

ARTICLE VIII. TERMINATION AND AMENDMENT

24

ARTICLE IX. GENERAL PROVISIONS

28

SIGNATURES

22

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is entered into and made effective as of the 5th day of September, 2014 by and between ACX Technologies, Inc., a Nevada corporation ("ACX”) and Novation Holdings, Inc., a Florida corporation (“Novation”).

WHEREAS, ACX, and Novation desire to cause the merger of Novation with and into ACX, with ACX as the surviving entity (the “Surviving Corporation”); and

WHEREAS, the Board of Directors of Novation has (i) declared that it is advisable and in the best interests of Novation and its stockholders that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Florida law, Novation be merged with and into ACX, (the “Merger”) as provided in Section 2.1 hereof; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and, (iii) resolved to recommend that the stockholders of Novation (the “Novation Stockholders”) adopt this Agreement and approve the Merger; and

WHEREAS, the Board of Directors of ACX has (i) declared that it is advisable and in the best interests of ACX that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with Nevada law, ACX merge with Novation, with ACX being the surviving corporation as provided in Section 2.1 hereof; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby on its own behalf; and, (iii) resolved to recommend that the stockholders of ACX (the “ACX Stockholders”) adopt this Agreement and approve the Merger; and

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of Novation Common Stock will be converted into the Merger Consideration as set forth herein; and

WHEREAS, for Federal income tax purposes, (i) it is intended that the exchange of Novation Common Stock for the Merger Consideration, pursuant to the Merger shall qualify as a reorganization within the meaning of Section 368(a)(2)(A) of the Code; and (ii) the parties intend, by executing this Agreement, to adopt of plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.DEFINITIONS

1.1    Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“Affiliate” of a Person means any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

“Agreement” has the meaning stated in the preamble to this Agreement.

“ACX” means ACX Technologies, Inc., a Nevada corporation;

 “ACX Common Stock” means the common stock, par value $0.001 per share, of ACX.

“ACX Disclosure Schedule” means the document delivered by ACX to Novation prior to the execution and delivery of this Agreement and referring to the representations and warranties of ACX in this Agreement.

“ACX Financial Statements” has the meaning stated in Section 4.6.

“ACX Material Adverse Effect” means any effect that is (i) material and adverse to the business, operations, financial condition or results of operations of ACX or Merger Sub taken as a whole or (ii) likely to prevent ACX and Merger Sub from consummating the transactions contemplated hereby, other than any such effect resulting solely from (A) changes in the economy in general, or the healthcare industry in general (but only if ACX is not disproportionately affected thereby), (B) actions taken pursuant to this Agreement or at the request of or with the written consent of Novation, or (C) the announcement of this Agreement or the completion of the transactions provided for herein.

“ACX Registered Intellectual Property” means all (i) ACX Intellectual Property as of the date of this Agreement that is registered in the name of ACX with any Governmental Entity or for which application for such registration has been made and (ii) domain names and uniform resource locaters (URLs) owned by ACX or registered in the name of ACX.

“Authorizations” has the meaning stated in Section 3.12(b).

 “Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Nevada.

“By-Laws” means the By-Laws of the ACX in effect as of the Effective Date.

“Certificate” has the meaning stated in Section 2.8(b).

“Certificate of Incorporation” means the Certificate of Incorporation of ACX, as filed with the Secretary of State of the State of Nevada as amended.

“Certificate of Merger” has the meaning stated in Section 2.3.

        “Closing” means the consummation of the Merger.

“Closing Date” has the meaning stated in Section 2.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Dissenting Shares” has the meaning stated in Section 2.6(c).

“Effective Time” has the meaning stated in Section 2.3.

“Environmental Laws” has the meaning states in Section 3.15.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Florida Law” means the general corporation law as in effect in the State of Florida and applicable to the transactions contemplated herein.

“Fully Diluted” means, with respect to the outstanding common shares of a party hereto as of a certain date, the pro forma total of all common shares that would be outstanding taking into account all then-outstanding common shares, and assuming the conversion, exchange or exercise of any and all debt or equity securities or other rights that are convertible into, or exchangeable or exercisable for common shares, computed using the conversion price as stated in the document creating the right of conversion as of the Closing Date.

 “GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any multinational, national, federal, state or other court, administrative agency department, office or commission or other governmental, prosecutorial or regulatory authority or instrumentality and any self regulatory organization, or “SRO”.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

      “Intellectual Property” means any or all of the following (whether or not registered with Governmental Entities, and including all national and multinational applications for any of the following) and all rights in, arising out of or associated with the same: patents, trademarks, trade names, trade dress, service marks, copyrights, domain names and uniform resource locators or “URLs” (together with all associated contract rights and goodwill), database rights, mask works, net lists, technology, web sites, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material of a Person.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to either (i) Novation or (ii) ACX, the actual awareness of those persons set forth in Section 1.1 of the Novation Disclosure Schedule and Section 1.1 of the ACX Disclosure Schedule, respectively, in each case after reasonable inquiry by such persons of the individuals within their respective entities having responsibility for the matters in respect of which such awareness or lack thereof is represented and warranted herein, without any implication of other verification or investigation concerning such knowledge.

“Laws and Regulations” means all federal, state, local and foreign laws, rules, regulations and ordinances.

“Lien” means any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest or other restrictions of any kind.

“Material Contracts” has the meaning stated in Section 3.13.

“Merger” has the meaning stated in the Recitals hereto.

“Merger Consideration” has the meaning stated in Section 2.6(a).

“Nevada Law” means the general corporation law as in effect in the State of Nevada and applicable to the transactions contemplated herein.

“Novation” means Novation Holdings, Inc., a Florida Corporation.

“Novation Board Recommendation” means the recommendation of Novation’s Board of Directors that the stockholders of Novation adopt this Agreement and approve the Merger.

“Novation Common Stock” means the Novation Common Stock, par value $0.001 per share.

“Novation Disclosure Schedule” means the document dated the date of this Agreement delivered by Novation to ACX prior to the execution and delivery of this Agreement and referring to the representations and warranties of Novation in this Agreement.

“Novation Employee Benefit Plans” has the meaning stated in Section 3.10(a).

“Novation Financial Statements” has the meaning stated in Section 3.5(b).

“Novation Fully Diluted Common Stock” shall mean the total Novation Common Stock issued and outstanding plus all additional Novation Common Stock issuable upon the exercise of any options, warrants and convertible features in any and all convertible promissory notes for which Novation is liable.  For purposes of this definition, the Novation Common Stock issuable with respect to any outstanding convertible debt instrument shall be the number of shares issuable for all then outstanding principal and accrued interest at the appropriate date of determination in accordance with the specific conversion feature contained in each such convertible debt instrument, without regard to any limitations of the number or percentage of total Novation Common Stock then outstanding contained in such convertible debt instrument.

“Novation Intellectual Property” has the meaning stated in Section 3.16(a).

“Novation Material Adverse Effect” means any effect that is (i) material and adverse to the business, operations, financial condition or results of operations of Novation and its Subsidiaries taken as a whole, as such business, operations, financial condition  and results of operations exist on the date hereof, or (ii) likely to prevent Novation from consummating the transactions contemplated hereby, other than (A) any such effect resulting solely from changes in the economy in general, or the healthcare industry in general (but only if, in either case, Novation is not disproportionately affected thereby), (B) any change in Novation’s stock price, (C) any effect resulting from actions taken pursuant to the terms of this Agreement or at the request of or with the written consent of ACX, (D) any effect that results from the announcement of this Agreement or the completion of the transactions provided for herein, or (E) any depletion of starter kit inventory.

“Novation Options” means all rights, obligations, warrants, commitments or agreements of any character, whether fixed or contingent, calling for the purchase or issuance of any shares of Novation Common Stock or any other equity securities of Novation or any securities representing the right to purchase or otherwise receive any shares of Novation Common Stock, in each case limited to those granted to employees, consultants and independent contractors for compensatory purpose.

“Novation Preferred Stock” means the Novation Series A Convertible Preferred Stock, par value $0.001 per share.

“Novation Registered Intellectual Property” has the meaning stated in Section 3.16(b).

“Novation Representatives” has the meaning stated in Section 5.4(a).

“Novation Stockholder Approval” means the affirmative vote or written consent of the holders of a majority of the outstanding shares of Novation Common Stock and Novation Preferred Stock, voting together and not as classes, entitled to vote thereon adopting this Agreement and approving the Merger.

“Parties” means, collectively, Novation, Novation Shareholders, ACX Shareholders and ACX.

“Permitted Lien” means any Lien consisting of (i) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or similar common law or statutory liens or encumbrances arising in the ordinary course of business which are not delinquent or remain payable without penalty, (ii) encumbrances for Taxes and other assessments or governmental charges or levies due and payable but not yet delinquent, (iii) defects in title, easements, restrictive covenants and similar encumbrances, (iv) purchase money security interest in inventory securing note to John Webster, and (v) any other Liens that individually or in the aggregate do not result in a Material Adverse Effect.

“Person” means any individual, legal entity (including general and limited partnerships, unincorporated associations and trusts) or Governmental Entity.

“Regulation S-X” means 17 CFR § 210.1-01, et seq.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” of any Person means any corporation or other Person in which such Person (a) owns, directly or indirectly, 51% or more of the outstanding voting securities or equity interests or (b) is a general partner, managing member, or trustee.

“Surviving Corporation” means the entity into which Novation has merged, following the Effective Time, which shall be the merged entity of Novation and ACX.

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Authority” means any Governmental Entity responsible for the imposition of any Tax (domestic or foreign).

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Tax Authority with respect to Taxes, including information Returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Third Party” means any Person or group other than a Party hereto.

ARTICLE II.THE MERGER

2.1    The Merger. At the Effective Time, and subject to the terms and conditions of this Agreement and the applicable provisions of Florida Law and Nevada Law, Novation shall merge with and into ACX, and ACX shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Nevada under the name ACX Technologies, Inc. Upon consummation of the Merger, the separate corporate existence of Novation shall terminate.

2.2    Closing. The Closing shall take place as soon as practicable, and in any event not later than three (3) Business Days after the satisfaction or waiver of each of the conditions set forth in ARTICLE VI hereof, other than conditions that by their nature are to be satisfied at the Closing and will in fact be satisfied or waived at the Closing, or, at the latest by December 31, 2014. The Closing shall take place at the offices of ACX, or at such other location and at such time as the parties hereto may agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

2.3    Effective Time. Prior to the Closing, ACX and Novation shall prepare, and on the Closing Date the parties shall file, a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Florida in accordance with the relevant provisions of Florida Law and with the Secretary of State of the State of Nevada in accordance with the relevant provisions of Nevada Law.. The Merger shall become effective at such time as the Certificate of Merger is filed with the Secretary of State of Florida and the Secretary of State of Nevada, or at such later time as ACX and Novation shall agree and specify in the Certificate of Merger. The time the Merger becomes effective is referred to herein as the “Effective Time”.

2.4    Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of Florida Law and Nevada Law. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of Novation shall vest in the Surviving Corporation, and all agreed upon debts, liabilities and duties of Novation shall become the debts, liabilities and duties of the Surviving Corporation.

2.5    Certificate of Incorporation; By-Laws; Directors and Officers. Unless otherwise determined by the Parties before the Effective Time, at the Effective Time:

(a)    The certificate of incorporation of ACX shall be the certificate of incorporation of the Surviving Corporation, but shall be amended in the merger to increase the authorized common and preferred shares of the Surviving Corporation

(b)    The by-laws of the Surviving Corporation shall be the by-laws of ACX as in effect immediately before the Effective Time.

(c)    The Board of Directors of the Surviving Corporation shall be identified in the Certificate of Merger, and the officers of the Surviving Corporation shall be the officers of ACX immediately before the Effective Time, who shall remain as the officers of the Surviving Corporation and shall manage the business and assets of the Surviving Corporation until replaced.

2.6    Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of ACX or Novation or the stockholders of either of the foregoing, the shares of stock of the constituent corporations shall be converted or issued as follows:

(a)    Common Stock of Novation.  Each share of common stock, $0.001 par value per share, of Novation issued and outstanding on a fully diluted basis immediately prior to the Effective Time shall be cancelled in exchange for the Merger Consideration, as hereafter defined:

(1)

 Merger Consideration.  The merger consideration to be exchanged upon the Closing of the Merger for the Novation Fully Diluted Common Stock shall be equal to one (1) share of Common Stock of the Surviving Corporation for each 10,000 shares of Novation Fully Diluted Common Stock.

(2)

Common Stock Issuance.  At the Effective Time, the transfer agent for the Surviving Entity shall be instructed to reserve and set aside the Merger Consideration in common shares of the Surviving Corporation for issuance and delivery to the Novation Fully Diluted Common Stock shareholders as, if and when each of the Novation Fully Diluted Common Stock shareholders delivers to such transfer agent a certificate or certificates for the Novation Fully Diluted Common Stock, or the Novation convertible debt instrument converted into common stock at the Effective Time, marked fully paid, to be exchanged for the Merger Consideration, or such substitute evidence of ownership of such Novation Fully Diluted Common Stock, including a lost stock affidavit, as the transfer agent and ACX shall determine to be satisfactory.

(3)

Participating Novation shareholders.  For purposes of this Agreement, each common shareholder of Novation who participates in the Merger and does not exercise rights of appraisal or dissenter’s rights under Florida Law, and each holder of a convertible debt instrument of Novation, who is entitled to receive ACX Common Shares in the merger, is referred to as a “Novation Stockholder”.

(4)

Status and Cancellation.  Following the Effective Date, the Merger Consideration reserved and set aside by the transfer agent for the Surviving Corporation shall not be considered issued and outstanding shares, and shall not be entitled to vote or otherwise obtain or possess the benefits as an issued and outstanding common share of the Surviving Corporation until such time as shares of common stock of the Surviving Corporation so reserved and set aside have been distributed by the transfer agent to a Novation Stockholder as provided herein.  In the event that any of the Merger Consideration set aside and reserved by the transfer agent has not been delivered to a Novation Stockholder within two (2) years after the Effective Date, it shall be returned to the treasury of the Surviving Corporation as unissued.

(b)

Preferred Stock of Novation.  Each share of Novation Preferred Stock issued and outstanding at the Effective Time shall be cancelled in exchange for Preferred Stock in the Surviving Corporation having the same rights and preferences as the Novation Preferred Stock.

2.7

Surviving Entity Common Stock. The ACX Common Stock issued and outstanding immediately prior to the Effective Time shall be exchanged for that number of shares of common stock of the Surviving Entity which is equal to ninety (90) percent of the total resulting outstanding common shares of the Surviving Corporation when added to the Merger Consideration as defined in Paragraph 2.6(a)(1), with the intent being that the total Merger Consideration issuable shall be equal to ten (10) percent of the total common shares of the Surviving Corporation issued or issuable at the Effective Time and that the total number of shares of the Surviving Corporation issued to the ACX Common Stock shareholders shall represent ninety (90) percent of the total common shares of the Surviving Corporation issued or issuable at the Effective Time.  The common shares issuable in exchange for the ACX Common Stock shall be issued to the holders thereof in proportion to the respective percentage ownership of each ACX Common Stock shareholder as of the Effective Time.

        2.8      Articles of Incorporation.  At Closing, the Articles of Incorporation of the Surviving Corporation shall the Articles of Incorporation of ACX, as amended in the Articles of Merger.

2.9     No Liability. None of Novation, ACX, the Surviving Corporation, or any employee, officer, director, agent, consultant, or affiliate of any thereof, shall be liable to any Person or Third Party in respect of any Merger Consideration duly delivered to a public official in accordance with any applicable abandoned property, escheat or similar law.

2.10    Lost Certificates. If any Certificate for common shares of Novation shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the transfer agent for the Surviving Corporation will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF NOVATION

Except as disclosed in the Novation Disclosure Schedule, Novation represents and warrants to ACX that each of the following statements set forth in this ARTICLE III is true and correct. The Novation Disclosure Schedule shall be organized to correspond to the Sections in this ARTICLE III. Each exception set forth in the Novation Disclosure Schedule shall be deemed to qualify (i) the corresponding representation and warranty set forth in this Agreement that is specifically identified (by cross-reference or otherwise) in the Novation Disclosure Schedule and (ii) any other representation and warranty to which the relevance of such exception is reasonably apparent.

3.1    Corporate Organization, Standing and Power.  Novation is a corporation, validly existing and in good standing under the laws of Florida. Novation has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would be material. Novation has furnished or made available to ACX a true and correct copy of the Certificate of Incorporation, as amended, and By-Laws, as amended, of Novation. Novation is not in violation of any of the provisions of its certificate or articles of incorporation or by-laws or other charter or organizational documents, each as amended.

 3.2    Authority; No Violation.

(a)    Novation has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Novation’s stockholder approval, to comply with the terms hereof and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Novation. The Novation Stockholder Approval is the only vote or consent of the holders of any class or series of Novation’s capital stock necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Novation. Assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes the valid and binding obligation of Novation, enforceable against Novation in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    Neither the execution and delivery of this Agreement by Novation nor the consummation by Novation of the transactions contemplated hereby, nor compliance by Novation with any of the terms or provisions hereof, will (i) violate any provision of the Certificate of Incorporation or By-Laws or the certificates or articles of incorporation or by-laws, or other charter or organizational documents, of Novation or (ii) assuming that the consents and approvals referred to in Section 3.2 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Novation or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of any or all rights or benefits or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, increase any rate of interest payable or result in the creation of any Lien upon any of the respective properties or assets of Novation under, any authorization or of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which Novation is a party, or by which it or any of its properties, assets or business activities may be bound or affected.

3.3   Capital Structure.  The authorized capital stock of Novation consists of 10,000,000,000 shares of common stock par value $0.001 per share (“Novation Common Stock”) and 5,000,000 shares of Novation’s preferred stock, par value $ 0.001 per share (“Novation Preferred Stock”). As of the date of this Agreement, there were (a) 6,743,543,403 shares of Novation Common Stock issued and outstanding, and (b)1,000,000 shares of Novation Series A Convertible Preferred Stock issued and outstanding.  All issued and outstanding shares of Novation Common Stock (i) are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon Novation and (iii) were issued in compliance with all applicable charter documents of Novation and all applicable federal and state securities laws, rules and regulations. Except (i) as set forth in this Section 3.3, (ii) for any shares of Novation Common Stock issued pursuant to the exercise of options or other awards referred to elsewhere herein, and (iii) for shares of Novation Common Stock issuable pursuant to the exercise of conversion options contained in outstanding convertible debt instruments disclosed in Novation’s SEC filings, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, shareholder rights plans or similar instruments, convertible securities, or other rights, agreements or commitments which obligate Novation or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of Novation or any of its Subsidiaries. Novation has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Novation on any matter, except as disclosed in Novation’s SEC filings.

3.4    Financial Statements.

(a)

Novation has furnished or made available to ACX, or will make available to ACX prior to the Closing Date, true and complete copies of the audited financial statements of Novation and its subsidiaries as of August 31, 2013 and 2014

(b)

(the “Novation Financial Statements”), and Novation shall furnish or make available to ACX true and complete copies of Novation financial statements for all periods thereafter  up to and including the Closing Date.

(c)    The Novation Financial Statements were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes, and fairly present in all material respects the consolidated financial condition and the results of operations of each Novation and its subsidiaries as at the respective dates thereof and for the periods indicated therein.

3.5    Consents and Approvals. Except for the Novation Stockholder Approval, the filing and effectiveness of an Information Statement with the SEC filed by Novation, the filing and effectiveness of a registration statement for the shares to be issued as the Merger Consideration, as hereafter provided, and the filing of the Certificate of Merger with the Secretary of State of the State of Florida and the Secretary of State for the State of Nevada, no filings with or consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (A) the execution and delivery by Novation of this Agreement and (B) the consummation by Novation of the Merger and the other transactions contemplated hereby.

3.6    Undisclosed Liabilities. Novation has no material obligations or liabilities of any nature (whether accrued, matured or un-matured, fixed or contingent or otherwise) other than (i) those set forth or adequately provided for in the consolidated balance sheet (and the related notes thereto) of Novation as of August 31, 2014 included in the Novation Financial Statements, (ii) those incurred in the ordinary course of business consistent with past practice since August 31, 2014 and (iii) those incurred in connection with the execution of this Agreement. All liabilities of Novation identified at Closing shall be paid or otherwise resolved prior to Closing unless agreed to the contrary by ACX and listed on Schedule 3.6, as amended from time to time up to Closing.

3.7    Legal Proceedings. Novation is not a party to any, and there is no pending or, to the knowledge of Novation, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against Novation, or any of its officers or directors which, if decided adversely to Novation, would, individually or in the aggregate, be material to Novation. There is no injunction, order, judgment or decree imposed upon Novation, or any of its officers or directors, or the assets of Novation.

 3.8    Taxes and Tax Returns.

(a)    (i) Novation has filed or caused to be filed all federal, state, foreign and local Tax Returns required to be filed with any Tax Authority; (ii) all such Tax Returns are true, accurate, and complete in all material respects; (iii) Novation has paid or caused to be paid all Taxes that are due and payable by any of such companies, other than Taxes which are being contested in good faith and are adequately reserved against or provided for in Novation Financial Statements, and (iv) Novation does not have any material liability for Taxes for any current or prior Tax periods in excess of the amount reserved or provided for in Novation Financial Statements (but excluding, for this Clause (iv) only, any liability reflected thereon for deferred taxes to reflect timing differences between tax and financial accounting methods).

(b)    No federal, state, local or foreign audits, examinations, investigations, or other formal proceedings are pending or, to Novation’s Knowledge, threatened with regard to any Taxes or Tax Returns of Novation. No issue has arisen in any examination of the Novation by any Tax Authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld. Any adjustment of income Taxes of the Novation made by the IRS in any examination that is required to be reported to the appropriate state, local or foreign Tax Authorities has been so reported.

 (c)    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of Taxes upon Novation, nor has Novation given or been requested in writing to give any currently effective waiver extending the statutory period of limitation applicable to any Tax return for any period.

(d)     Novation is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Novation and the Novation has no knowledge that the IRS has proposed any such adjustment or change in accounting method.

(e)    Novation (i) is not a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is Novation) or (ii) has any liability for the Taxes of any Person (other than Novation) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f)    Novation has withheld (or caused its third party payroll processor to withhold) from their employees, customers and any other applicable payees (and timely paid to the appropriate Governmental Entity) proper amounts for all periods through the date hereof in compliance with all tax withholding provisions of applicable Laws and Regulations (including, without limitation, income, social security and employment tax withholding for all types of compensation, back-up withholding and withholding on payments to non-United States Persons), except for such amounts, individually or in the aggregate, as are not material.

(g)    In the past five years, Novation has not been a party to a transaction that has been reported as a reorganization within the meaning of Code Section 368, or distributed a corporation (or been distributed) in a transaction that is reported to qualify under Code Section 355.

(h)    Novation has not been a party to or otherwise participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i)    Novation is not a party to any plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment or provision (whether in connection with any termination of employment or otherwise) of any “excess parachute payment” within the meaning of Section 280G of the Code with respect to a current or former employee or current or former consultant or contractor of Novation or any of its Subsidiaries.

(j)     Novation is not a party to any contract, agreement, plan or arrangement covering any person that could give rise to the payment of any amount that would not be deductible by reason of Section 162(m) of the Code.

3.9  Employee Benefit Plans. Novation has no employee benefit plans.

3.10  Employee Matters.     Novation is in compliance with all applicable Laws and Regulations respecting the employment of employees and the engagement of leased employees, consultants and independent contractors, including all Laws and Regulations regarding discrimination and/or harassment, affirmative action, terms and conditions of employment, wage and hour requirements (including the proper classification, compensation and related withholding with respect to employees, leased employees, consultants and independent contractors), leaves of absence, reasonable accommodation of disabilities, occupational safety and health, workers’ compensation and employment practices. Novation has not engaged in any unfair labor practice.

3.11  Compliance with Applicable Law and Regulatory Matters.

(a)    Novation has complied with all applicable Laws and Regulations, and is not in violation of, and has not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of its businesses or the ownership or operation of its businesses, assets and properties, except for such noncompliance and violations as would not, individually or in the aggregate, be material.

(b)    Novation has all licenses, permits, certificates, franchises and other authorizations (collectively, the “Authorizations”) necessary for the ownership or use of its assets and properties and the conduct of its business, as currently conducted, and have complied with, and are not in violation of, any Authorization, except where such noncompliance or violation would not, individually or in the aggregate, be material. Except as would not be material to Novation, all such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of Novation, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

(c)    There are no Governmental Orders applicable to Novation which have had a Novation Material Adverse Effect.

3.12  Material Contracts. Novation has no Material Contracts except as disclosed on Schedule 3.12..

3.13  State Takeover Laws.    The Board of Directors of Novation has taken or will take all actions so that any restrictions contained in Florida Law applicable to a “business combination” or merger will not apply to prevent or preclude the execution, delivery or performance of this

Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. No other state takeover statute is applicable to the Merger, this Agreement, or the transactions contemplated hereby.

3.14  Insurance. Novation has no insurance except as disclosed in Schedule 3.14.

3.15  Intellectual Property.  Novation has no Intellectual Property.

3.16  Interests of Officers and Directors. None of the officers or directors of Novation has any interest in any property, real or personal, tangible or intangible, used in the business of Novation, or in any supplier, distributor or customer of Novation, or any other relationship, contract, agreement, arrangement or understanding with Novation.

3.17  Broker’s Fees.  Novation has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or other transactions contemplated by this Agreement.

3.18  Certain Business Practices. Novation and no director, officer, agent or employee of Novation has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of Novation, or (ii) made any unlawful payments to officials or employees of Governmental Entities or to directors, officers or employees of foreign or domestic business enterprises, or violated any provision of the Foreign Corrupt Practices Act of 1977.

3.19  Securities Filings. Novation has made all required filings with the United States Securities and Exchange Commission (the "Filings"); none of the Filings contains any untrue statement of a material fact, nor does any such Filing omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

3.20    Assets.

Novation has full title to all of its assets except as disclosed in Schedule 3.20.  At Closing, all of the assets of Novation shall be sold, used to pay liabilities or otherwise disposed of so that, at Closing, Novation will have no remaining assets or liabilities, unless otherwise expressly agreed to in wring by ACX at or prior to Closing.

ARTICLE IV.REPRESENTATIONS AND WARRANTIES

OF ACX

Except as disclosed in the ACX Disclosure Schedule, ACX represents and warrants to Novation that each of the following statements set forth in this ARTICLE IV is true and correct. The ACX Disclosure Schedule shall be organized to correspond to the sections in this ARTICLE IV. Each exception set forth in the ACX Disclosure Schedule shall be deemed to qualify (i) the corresponding representation and warranty set forth in this Agreement that is specifically identified(by cross-reference or otherwise) in the ACX Disclosure Schedule and (ii) any other representation and warranty to which the relevance of such exception is reasonably apparent.

4.1    Corporate Organization, Standing and Power.  ACX is duly organized, validly existing and in good standing under the laws of the State of Nevada. ACX has the corporate power to own properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would be material. ACX is not in violation of any of the provisions of their certificate or articles of incorporation or by-laws or other organizational documents, each as amended.

4.2    Authority; No Violation.

(a)    ACX has full corporate power and authority or power and authority under applicable laws and its organizational documents, as applicable, to execute and deliver this Agreement and to comply with the terms hereof and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby has been duly and validly approved and adopted by the board of directors of ACX. No other corporate proceedings on the part of ACX are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ACX and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    Neither the execution and delivery of this Agreement by ACX, nor the consummation by either of the transactions contemplated hereby, nor compliance by it with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation, by-laws or other organizational documents of ACX or (ii) assuming that the consents and approvals referred to in Section 4.2 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to ACX or any of its properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of any or all rights or benefits or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, increase any rate of interest payable under, or result in the creation of any Lien upon any of the respective properties or assets of ACX under, any Authorization or of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which ACX is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected.

4.3    Consents and Approvals. Except for the consents, notices and approvals set forth in Section 4.3 of the ACX Disclosure Schedules no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (a) the execution and delivery by ACX of this Agreement and (b) the consummation of the transactions contemplated hereby.

4.4    Legal Proceedings. ACX is not a party to any, and there is no pending or, to the Knowledge of ACX, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against ACX or any of its officers or directors that affect or would affect its ability to consummate the transactions contemplated by this Agreement. There is no injunction, order, judgment or decree imposed upon ACX or any of its officers or directors, or the assets of ACX.

4.5  Taxes and Tax Returns.

(a)    (i) ACX has filed or caused to be filed all federal, state, foreign and local Tax Returns required to be filed with any Tax Authority; (ii) all such Tax Returns are true, accurate, and complete in all material respects; (iii) ACX has paid or caused to be paid all Taxes that are due and payable by any of such companies, other than Taxes which are being contested in good faith and are adequately reserved against or provided for, in accordance with GAAP in the ACX Financial Statements.

(b)    No federal, state, local or foreign audits, examinations, or other formal proceedings are pending or, to ACX’s Knowledge, threatened with regard to any Taxes or Tax Returns of ACX. No issue has arisen in any examination of the ACX by any Tax Authority that if raised with respect to any other period not so examined would result in a material deficiency for any other period not so examined, if upheld.

(c)    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of Taxes payable by ACX nor has ACX given or been requested in writing to give any currently effective waiver extending the statutory period of limitation applicable to any Tax return for any period.

4.6   Compliance with Applicable Law and Regulatory Matters. ACX has complied with all applicable Laws and Regulations, and is not in violation of, and has not received any notices of violation with respect to, any Laws and Regulations in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses, assets and properties. There are no Governmental Orders applicable to ACX which have had an ACX Material Adverse Effect.

4.7   Interests of Officers and Directors. None of the officers or directors of ACX or Merger Sub has any interest in any property, real or personal, tangible or intangible, used in the business of ACX or Merger Sub, or in any supplier, distributor or customer of ACX or Merger Sub, or any other relationship, contract, agreement, arrangement or understanding with Merger Sub, except for the normal ownership interests of a stockholder.

4.8    Broker’s Fees.  Except as provided in Schedule 4.8, ACX has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

ARTICLE V.CERTAIN COVENANTS OF THE PARTIES

5.1    Conduct of Business Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Novation and ACX each shall (a) conduct its business in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present executive officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it.

ARTICLE VI.ADDITIONAL AGREEMENTS

6.1    Stockholder Approval.

(a)    As promptly as practicable following the execution of this Agreement, Novation shall take all action necessary under applicable legal requirements to obtain the Novation Stockholder Approval for the Merger as required by Florida Law and to file all regulatory filings necessary to complete the merger and other transactions contemplated herein.

6.2    Public Disclosure. Unless otherwise permitted by this Agreement, the Parties shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement or any of the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld or delayed), except as may be required by law.

6.3    Cooperation; Further Assurances. Each of the Parties shall use its commercially reasonable efforts to effect the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Each Party hereto shall cooperate with the other and promptly prepare and file all necessary documentation, and effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement. Each of the Parties hereto, at the reasonable request of another Party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated hereby.

ARTICLE VII.CONDITIONS PRECEDENT

7.1    Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of ACX and Novation to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

 (a)    Regulatory Compliance.  All regulatory compliance matters regarding Novation and ACX shall have been completed, including the filing and effectiveness of a registration statement under the Securities Act of 1933, registering the common stock of the Surviving Corporation to be issued as the Merger Consideration..

(b)    No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered or enforced which prevents or prohibits the consummation of the Merger. In the event an injunction or other order shall have been issued, each Party agrees to use its commercially reasonable efforts to have such injunction or other order lifted.

(c)    Governmental Consents and Approval. The Parties shall have timely obtained from any applicable Governmental Entity all approvals, waivers, consents or indications of non-objection, if any, necessary for consummation of or in connection with the transactions contemplated hereby.

7.2    Additional Conditions to the Obligations of ACX. The obligations of ACX to consummate the Merger shall be subject to the satisfaction or waiver by ACX at or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Novation set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date.

(b)    Performance of Obligations. Novation shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c)    Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, development, circumstance or set of circumstances, which, individually or in the aggregate, has had or would reasonably be expected to have a Novation Material Adverse Effect.

(d)    Asset and Liability Resolution. Prior to or at Closing, Novation shall have disposed of all of its assets and resolved all of its liabilities, as provided herein.

7.3    Additional Conditions to Obligations of Novation. The obligations of Novation to consummate the Merger shall be subject to the satisfaction or waiver by Novation at or prior to the Closing Date of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of ACX set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date.

(b)    Performance of Obligations. ACX shall have performed in all material respects all obligations required to be performed by them under this Agreement that are required to be performed at or prior to the Closing Date.

(c)    ACX Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, development, circumstance or set of circumstances, which, individually or in the aggregate, has had or would reasonably be expected to have an ACX Material Adverse Effect.

7.4

Conditions to the Obligations of Both Parties.

The obligations of the Parties consummate the Merger shall be subject to the satisfaction or waiver by both Parties at or prior to the Closing Date of each of the following conditions:

(a)

Registration of Merger Consideration.  The SEC shall have declared effective a registration statement for the issuance of the common stock of the Surviving Corporation to be issued as the Merger Consideration, and the issuance of the common stock of the Surviving Corporation to be issued as the Merger Consideration shall be in compliance with the securities and other applicable laws of all other applicable state and local jurisdictions.

(b)

CUSIP.

The Surviving Corporation shall have applied for and received a new CUSIP number of the common shares to be issued in the Merger.

(c)

FINRA Approval and Symbol Change. The Surviving Corporation shall have filed and received approval from FINRA for the Merger transaction and reverse split and issued a new trading symbol for the common shares of the Surviving Corporation.

(d)

Articles of Merger.

Articles of Merger shall be approved, executed by the Parties, filed and effective in the State of Florida and the State of Nevada.

7.5

Closing deliveries. At the Closing, the parties shall execute and deliver the following:

7.5.1

Deliveries by ACX. At Closing. In accordance with the terms of this Agreement, ACX shall make the following deliveries to Novation:

a)

Certified resolutions of the Board of Directors of ACX authorizing the execution and performance of this Agreement and the Merger;

b)

The Certificate of Merger duly executed by ACX in accordance with Florida Law and Nevada Law.

c)

The Merger Consideration.

d)

Any other Closing Documents as may be necessary or reasonably requested in order to consummate the transaction contemplated under this Agreement.

7.5.2

Deliveries by Novation. At Closing, Novation shall make the following deliveries to ACX:

a)

Certified resolutions of the Board of Directors and the Shareholders of Novation authorizing the execution and performance of this Agreement and the Merger;

b)

The Certificate of Merger duly executed by Novation in accordance with Florida Law and Nevada Law.

c)

Documentation in such form as is satisfactory to ACX that each of the convertible debt instruments of Novation prior to Closing have been converted into the Merger Consideration with the consent and agreement of each holder thereof.

d)

Documentation in such form as is satisfactory to ACX that all assets and liabilities of Novation prior to the Closing have been distributed, disposed or, satisfied or otherwise resolved.

e)

Any other Closing Documents as may be necessary or reasonably requested in order to consummate the transaction contemplated under this Agreement.

ARTICLE VIII.TERMINATION AND AMENDMENT

8.1    Termination.  In the event that Closing has not taken place on or before December 31, 2014, this Agreement shall terminate. This Agreement may be terminated:

(a)    by mutual consent of ACX and Novation at any time prior to the Effective Time;

(b)    by either ACX or Novation if the Closing shall not have occurred on or before December 31, 2014; provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)    by ACX at any time prior to the Effective Time, if: (i) Novation shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.2(a) or (b) not to be satisfied and such breach shall not have been cured within 20 Business Days of receipt by Novation of written notice of such breach (provided that the right to terminate this Agreement by ACX shall not be available to ACX if ACX is at that time in material breach of this Agreement); or (ii) the Board of Directors of Novation shall have withdrawn or modified the Novation Board Recommendation in any manner adverse to ACX, or shall have resolved to do so;

(d)    by Novation at any time prior to the Effective Time, if ACX shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 7.3(a) or (b) not to be satisfied and such breach shall not have been cured within 20 Business Days of receipt by ACX of written notice of such breach (provided that the right to terminate this Agreement by Novation shall not be available to Novation if Novation is at that time in material breach of this Agreement);

 (e)    by either ACX or Novation if at any time prior to the Effective Time any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and non-appealable; or

(g)    by either ACX or Novation if the required stockholder approvals shall not have been obtained.

8.2    Effect of Termination. If this Agreement is terminated as provided in Section 8.1, there shall be no liability or obligation on the part of any of the Parties or their respective officers, directors, stockholders or Affiliates; provided, that nothing herein shall relieve any party from liability for intentional breach of this Agreement or for fraud in connection with this Agreement or the transactions contemplated hereby.

8.3    Expenses and Termination Fee.     Whether or not the Merger is consummated, all costs and expenses incurred by Novation and ACX  in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of their advisers, agents, accountants and legal counsel) shall be paid by the Party incurring such expense. There shall be no termination or break-up fee and no claim by any party for any such fee in the event the merger is not consummated.

8.4    Amendment. The Parties may cause this Agreement to be amended at any time by execution of an instrument in writing signed on behalf of each of the Parties.

8.5    Extension; Waiver. At any time prior to the Effective Time any Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto intended for such Party’s benefit, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

ARTICLE IX.GENERAL PROVISIONS

9.1    Non-survival of Representations, Warranties and Agreements. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time.

9.2    Notices. All notices and other communications required or permitted to be given hereunder shall be sent in writing to the party to whom it is to be given with copies to all other parties as follows (as elected by the party giving such notice) and be either personally delivered against receipt, by facsimile or other wire transmission, by registered or certified mail (postage prepaid, return receipt requested) or deposited with a nationally recognized express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)  if to ACX, to:

ACX Technologies, Inc.5838 Vegas Drive

Las Vegas, NV 89108

Telephone:

Facsimile:

Attention: James Virrilli, Chairman of the Board

(b)  if to Novation, to:

Novation Holdings, Inc.

5005 Elbow Drive SW, Suite 207

Calgary, Alberta

T2S2T6, Canada

Telephone 403-988-2005

Facsimile   403-283-8804

Attention: Michael Gelmon, Chairman of the Board

All notices shall be deemed to have been given (i) when received if given in person, (ii) on the date of electronic confirmation of receipt if sent by facsimile or other wire transmission, (iii) three Business Days after being deposited in the U.S. mail, certified or registered mail, postage prepaid, or (iv) one Business Day after being deposited with overnight courier.

9.3    Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence in determining the rights of, and compliance with the terms of this Agreement by, the Parties.

9.4    Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, including delivery by facsimile or other electronic means, it being understood that all parties need not sign the same counterpart.

9.5    Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, and Schedules, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.6    Remedies. Nothing in this Agreement is intended either to preclude any Party from seeking or to authorize any Party to seek specific performance of this Agreement as a remedy in the event of a breach of this Agreement.

9.7    Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

9.8    Third Party Beneficiaries. The parties signatory hereto hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other such parties hereto, in accordance with and subject to the terms of this Agreement, and that this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

9.9    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without reference to such state’s principles of conflicts of law.

9.10    Consent to Jurisdiction. Each of the parties to this Agreement hereby irrevocably and unconditionally submits, for itself and its assets and properties, to the exclusive jurisdiction of any Nevada state court or Federal court of the United States of America sitting within the State of Nevada, and any respective appellate court, in any action or proceeding arising out of or relating to this Agreement, the agreements delivered in connection with this Agreement, or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment relating thereto, and each of the parties to this Agreement hereby irrevocably and unconditionally: (i) agrees not to commence any such action or proceeding except in such courts; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Nevada State court or, to the extent permitted by law, in such Federal court; (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Nevada State or Federal court; and (iv) waives, to the fullest extent permitted by law, the defense of lack of personal jurisdiction or an inconvenient forum to the maintenance of such action or proceeding in any such Nevada State or Federal court. Each of the parties to this Agreement hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties to this Agreement hereby irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable law.

9.11    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.12    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto.

9.13    Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.

In Witness Whereof, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SIGNATURES:

NOVATION HOLDINGS, INC.

By: __/s/ Michael Gelmon____

Michael Gelmon

Chairman and CEO

[SIGNATURES CONTINUE ON NEXT PAGE]

ACX TECHNOLOGIES, INC.

By: __/s/ James Virrilli____

James Virrilli

Chairman and CEO